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                                                                    EXHIBIT 99.6

On July 28, 2005, OSI Pharmaceuticals, Inc. (the "Company") held a webcast conference call regarding its financial results for the quarter ended
June 30, 2005 as well as an update on the Company's business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Chief Executive Officer of the Company, and Michael Atieh, Executive Vice President and Chief Financial Officer of the Company.

                               OSI PHARMACEUTICALS

                            MODERATOR: COLIN GODDARD
                                  JULY 28, 2005
                                  7:00 A.M. CT

[OPERATOR'S INTRODUCTION]

[COLIN GODDARD'S INTRODUCTION]

[MICHAEL ATIEH:]

      Thanks, Colin. Good morning everyone, before I start with a review of our financial results for the second quarter, I would like to remind you that we will be making forward-looking statements, relating to financial results, and clinical and regulatory developments on the call today.

      These statements cover many events that are outside of OSI's control, and are subject to various risks that could cause results to differ materially from those expressed in any forward-looking statements. I would refer you to our SEC filings for a detailed description of the risk factors effecting our business.

      [MICHAEL ATIEH DISCUSSES QUARTERLY INFORMATION.]

      Let me turn to guidance, based on better clarity, on the timing for projected approval and anticipated launch dates for Tarceva in non-small cell lung cancer in Europe, and a pancreatic indication in the United States, we are narrowing the band for our revenue guidance for OSI by $10 million on both the high and the low end.

      Therefore, projected revenues for 2005 should be between $140 million and $160 million. The Tarceva continues to make impressive inroads in the advanced lung cancer market. And as we look to broaden the potential utility of Tarceva to other indications, we believe Tarceva will emerge as a significant product in the treatment of cancer.

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      Now, we're maintaining our guidance for R&D, and SG&A, and based on a range for R&D of $120 to $130 million, and a range of SG&A of $90 to $100 million, and taking into account an estimate of approximately $10 million for costs related to among other things, the buyout of minority shares of Prosidion, and the costs associated with the move to our new corporate headquarters scheduled for the second half of 2005, we are updating our net loss per share guidance for 2005, to a loss of $1.45 a share, to a loss of $1.85 a share.

[COLIN GODDARD:]

      Thank you, Mike. As Mike mentioned, the second quarter net sales of Tarceva recorded by Genentech was $70 million, up 47 percent from the $47.6 million in the prior quarter, and bringing year-to-date sales to $117.8 million. An additional $2 million in ex U.S. sales were booked by our international partner Roche, following the approval of Tarceva in Switzerland in March of 2005.

      Two weeks ago, we also received approval in Canada, and Roche received a positive opinion from the European Committee for Medicinal Products for Human Use supporting approval for sale in the European Union of Tarceva for the treatment of patients with locally advanced or metastatic non-small cell lung cancer. We got this guidance on June 27, and an approval decision by the European Commission is anticipated over the next several months.

      In Europe, it's estimated that there were approximately 381,500 new cases of lung cancer in 2004, with approximately 342,000 deaths. Non small cell lung cancer is the most common form of lung cancer, accounting for approximately 75 to 80 percent of all cases.

      We continue to believe that Europe represents a major opportunity for Tarceva. No competitor EGFR agent is approved in Europe for the second line, third line indication, and the use of second line chemotherapy is less prevalent than in the U.S.

      The reimbursement price for Tarceva in Switzerland is approximately 3200 Swiss francs or about $2500 for a 30 day supply. With this as a benchmark, we anticipate that European pricing will be in the same general range of that in the U.S. Tarceva's share of the oral EGFR market continues to increase. According to IMS data new patient scripts reached 95 percent in the second quarter of 2005.

      Using a more traditional IMS data set, Tarceva succeeded in capturing over 88 percent of new scripts, a number that includes some refills, as well as true new patient starts and over 80 percent of total scripts. This has been achieved in just seven months following launch.

      An analysis of rolling four week average script data shows that Tarceva has demonstrated steady growth despite issues associated with competitive drugs, and the overall EGFR market is starting to trend up. We believe that following the recent relabeling of AstraZeneca's Iressa's soon to take effect, Tarceva will essentially capture the all EGFR market by the end of the year and the focus of our commercial effort is directed towards establishing a stronger position in the second line treatment setting.

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We are pleased in this regard, with OSI's market research survey data, conducted through Oncology Inc, which looks at drug use patterns. On the basis of three month rolling average data effective from June, that is April through June averages, the data shows that Tarceva is a single agent, is the leading treatment regiment used in the third line and beyond setting at a 37 percent share and as used more frequently than any other regiment in the second line setting with a 25 percent share.

Going forward, we will continue to emphasize Tarceva's survival advantage in second line non-small cell lung cancer. Our messages are focused on the fact that Tarceva's efficacy profile is comparable to other second line options, while it's favorable overall profile makes Tarceva a desirable alternative to cytotoxic therapy for patients.

Commercial health plan coverage and reimbursement of Tarceva remains excellent. And the reimbursement picture for Tarceva will continue to get better with Medicare Part D, which takes effect in 2006. Remember, that under Part D, after the so called donut hole is covered, all of the drugs such as Tarceva will be covered up to 95 percent.

In addition to the approval of Tarceva in lung cancer, in May 2005 OSI submitted a supplemental new drug application with the FDA, for the use of Tarceva plus Gemcitabine in chemotherapy in the treatment of advanced pancreatic cancer, in patients who have not received any prior treatment. Earlier this month, the FDA accepted our supplemental NDA filing and review.

The FDA also granted Tarceva priority review. Based on this priority review status, the FDA has six months from receipt of the NDA or until November 2, 2005 to act upon this filing. We expect to learn within the next month whether the submission will be discussed as part of the agenda for the upcoming September meeting of the FDA's oncology drugs advisory committee.

We're very pleased that earlier this month, the prestigious New England Journal of Medicine published results from the pivotal BR21 Phase III study which showed, of course, that Tarceva improved survival in patients with advanced non-small cell lung cancer.

The BR21 study represents an important medical advancement in the field of lung cancer research, and publication in an eminent peer review journal, such as the New England Journal of Medicine, is testimony to the significance of this data.

In addition to being the first non cytotoxic treatment to improve survival in advanced lung cancer, the study showed that Tarceva extended survival across most subsets of patients in the study. A companion paper published in the same issue, reported on an analysis of molecular and clinical markers in the tumor samples portion of the pivotal BR21 trial as correlated to patient response - to tumor response and survival.

The results represented the first detailed assessment of the characteristics of EGFR expression in a large randomized placebo controlled Phase III trial and it provided additional insights into the role EGFR plays in non-small cell lung cancer.

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The authors concluded the survival benefit from Tarceva therapy that was seen for essentially all subsets of patients in the BR21 study was greater, although non statistically significantly so for patients whose tumors expressed the EGFR protein, and for those patients whose tumors possessed an abnormally high number
- a high copy number of the EGFR genes.

However, also of note, the authors found that in the subset of patients analyzed, patients whose tumors had mutations in their EGFR genes experienced non greater survival benefit, than patients whose tumors expressed the non-muted or wild type form of the gene.

The authors concluded that a mutation analysis is not necessary to select patients for treatment with EGFR inhibitors. We'll remind you all that Tarceva's approved labels in the U.S., Switzerland, and Canada do not request testing for EGFR expression or mutation prior to use.

A second publication in the April edition of the "Journal of Clinical Oncology," presented results from a Phase II study evaluating Tarceva in combination with Avastin for patients with recurrent non-small cell lung cancer. Data shows the median overall survival for the patients treated in the study was 12.6 months with progression free survival of 6.2 months. This study showed that Tarceva had a manageable safety profile with the most common side effect being rash and diarrhea. Our publication strategy remains the integral part of our commitment to growing the Tarceva brand.

We have also agreed with our partners to an ongoing investment in the global development plan for Tarceva. The plan includes a series of studies designed to expand the label of Tarceva to earlier stage cancer patients and to broaden its use to other disease areas, and in combination with other agents.

As part of this plan, Roche will shortly initiate an 850 patient dual protocol study evaluating the expanded use of Tarceva in first line non-small cell lung cancer. Patients must have tumor tissue available for EGFR IHC analysis before starting the standard chemotherapy.

The first protocol known as Saturn is a Phase III registration oriented maintenance study, which will evaluate the efficacy of Tarceva or placebo, following four cycles of platinum based chemotherapy in patients who achieve either a complete response, a partial response, or stabilization of the disease from their chemotherapy.

For those patients whose disease progressed will be randomized to either Tarceva or chemotherapy, Alimta/Taxotere. This second protocol is known as Titan and will provide a direct comparison to Tarceva and chemotherapy in those patients with rapidly progressing tumors.

In addition to providing an opportunity for label expansion in the front line setting, these important studies will allows us to track patients, through the treatment paradigm while assessing their tumors for a host of markers that may impact treatment choices in the

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future. It is anticipated that Saturn and Titan will initiate over the next few months.

We also agree that a Tarceva adjuvant Phase III trial in non-small cell lung cancer is a key component to our ongoing development plans, and the OSI team will be responsible for conducting this study. The study will enroll approximately 800 to 900 patients with stage I, II, IIIa disease, whose tumors are confirmed to be EGFR positive by either IHC or FISH testing.

Patients will be randomized to 150 milligrams per day of Tarceva or placebo for two years following chemotherapy. We are in the process of financing this protocol with our collaborators. In both the BR21 trial and the tribute front line combination study a strong treatment effect of Tarceva on survival was observed in never smoker subsets.

The hazard ratio in the never smoker patient populations in both studies was approximately 0.4 which translates into approximately two-and-a-half fold improvement in survival. These data are intriguing and point to the potential for Tarceva use for the first line therapy of choice in never smokers. Therefore, two Phase III trials will be initiated to evaluate Tarceva as the first line of therapy in never smokers.

As we look to broaden Tarceva beyond lung cancer, two additional Phase III studies are being coordinated under the auspices of our colleagues at Roche. A 830 patient EORTC study of Tarceva in women with ovarian cancer is ready to initiate. The randomized study will evaluate Tarceva versus observation in a maintenance setting following platinum based chemotherapy.

A second Roche sponsored Phase III trial of Tarceva in colorectal cancer is all ready underway. This 640 patient so called (Optimox III) trial is a four arm study evaluating chemotherapy, either Xelox or Folfox, plus Avastin, followed by Avastin, plus or minus Tarceva, in a two by two factorial design. The study allows reintroduction of chemotherapy upon progression.

Our collaborator, Genentech has taken the lead on exploring Tarceva use in combination with Avastin. Ongoing trials here include a Phase III Tarceva plus or minus Avastin study in patients with second line non-squamous cell, non-small cell lung cancer. This randomized placebo controlled study will enroll approximately 650 patients, with a primary efficacy endpoint of overall survival. This study is currently enrolling patients.

A Phase II Alimta/Taxotere plus or minus Avastin versus Avastin plus Tarceva study in second squamous, non-small cell lung cancer continues to enroll and Genentech anticipates enrollment to complete in this study during 2006. Finally, data is anticipated in the second half of 2005 in the second Phase II study in patients with renal cell carcinoma, this one evaluating Avastin, along side Avastin plus Tarceva.

In June we increased or improved our intellectual property protection for Tarceva by approximately five years. The issuance of the U.S. patent directed to crystalline polymorph of Tarceva methods for treating various cancers, and the process of the production of the crystalline polymorph extends exclusive protection of Tarceva until 2020.

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Moving beyond Tarceva but staying with the oncology business, the company announced in April that its patent application covering claims for its lead - C-Kit/KDR compound OSI-930, received notice of allowance by the United States Patent and Trademark Office. The resulting patent will cover the compound composition containing the compounds and methods of treatment - of treating cancers with the compound.

The issuance of this patent provides protection of OSI-930 until 2024. Our OSI-930 is currently in a Phase I clinical trial, and is the first de novo drug candidate to merge from the company's oncology research program. The C-Kit/KDR project also has a second agent from the program OSI 817 which is currently on IND track.

Both OSI-930 and OSI-817 are designed to simultaneously target cancer cell proliferation and blood vessel growth for angiogenesis. We anticipate moving both candidates through the early stages of development before selecting one of the two candidates for clinical development in cancer patients.

We have recently made the decision to cease development of OSI-461, the pro apoptotic cyclic GMP phosphodiesterase inhibitor that we acquired in the Cell Pathways acquisition. OSI-461 was the follow on candidate to Aptosyn, which you recall failed Phase III clinical trial in non-small cell lung cancer last year.

Although OSI-461 is more potent than that seen in vitro, clinical pharmacology results have indicated that the pharmacokinetics of the candidate are highly variable on a patient to patient basis, that it's rapidly metabolized, and highly bound to plasma protein.

We conducted additional clinical studies to examine whether we could increase exposure in patients by administering the drug with food, and although this gave some improvement in exposure, we have concluded that this is insufficient towards our continued development of the agent in the oncology setting. We will, therefore, actively seek a partner for potential development of our OSI-461 in inflammatory bowel disease, where data from a small Phase II study suggested some activity.

Given the formulation and development challenges facing this molecule, we think it unlikely that the agent could possibly achieve an NDA before 2008. As a result, we anticipate that we may need to reassess the accounting of the CVRs issued for Cell Pathway shareholders as part of the acquisition.

If we assess there to be no likelihood of an NDA being filed for this agent by June 2008, this would result in a one time, non cash gain of approximately $22 million that we would record in the quarter, that we make this assessment as a result of writing off the liability associated with the CVRs. We will be monitoring the out licensing effort, and the development plan of a prospective partner in order to make this assessment.

We will now move over to our diabetes and obesity unit (OSI) Prosidion. In April, we acquired the outstanding minority shares of our diabetes and obesity subsidiary Prosidion. A total of 84,940 shares of OSIP were issued in exchange for the 286,200 minority interest shares of Prosidion, which represented 2.7 percent of total Prosidion

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shares.

The others, of course, were all ready owned by OSIP. The issued OSIP shares represented a 0.17 percent dilution of total OSI shares outstanding. We have continued to make progress in our Dipeptidyl Peptidase Phase IV program, both in terms of our candidate PSN9301 and our intellectual property estate in this area.

In May, we announced the issuance of U.S. patent number 6,890,898, one of the patents licensed to us in the overall estate, which claims combination therapies for modifying glucose metabolism compromising of administration of DPIV inhibitor, and the further therapeutic agent, such as, for example, metformin. Our DPIV portfolio patents include issued patents and pending patent applications covering DPIV as a target for anti diabetes therapy and the usage of combinations of DPIV inhibitors with other anti diabetes drugs.

We have now granted five non exclusive sub licenses under our patent estate to major pharmaceutical companies, including both Merck and Novartis who both have agents in Phase III trials, and we are in ongoing discussion with additional potential licensees. We've also made good progress in the ongoing Phase II trial of our own DPIV inhibitor, PSN9301. This proof of concept and dose range finding study is nearing completion, and we anticipate data from the study by the end of 2005.

At this year's American Diabetes Association annual scientific meeting, our
(OSI) Prosidion team presented preclinical data on our glucokinase activator and glycogen phosphorylase inhibitor programs. We recently announced that our GPI drug candidate PSN357 entered clinical trials. PSN357 was discovered by our
(OSI) Prosidion team, and it's the first clinical candidate to emerge from the company's discovery efforts in diabetes. In addition, we have selected PSN010 as our primary development candidate in our glucokinase activator program and anticipate that this drug candidate will enter the clinic by year end.

So in summary, we believe we are continuing to make very solid programs in the evolution of our company from a development stage biotech into a commercially successful operating business.

This quarter, we more than tripled our revenues and more than halved our loss compared with the same period a year ago. We've refined our year end guidance, to better reflect some of the time line variables, like European approval and the pancreatic supplement NDA that were more uncertain at the start of the year, and remain solidly on track for profitability on a quarter-by-quarter basis by the end of 2006. We continue to believe that Tarceva has the potential to emerge as a major product in oncology, and continue on track to deliver an outstanding launch year.

We are committed through a continued mix of internal and external investments to building a strong multi business unit organization that effectively combines out standing science, delivering innovative therapies that will make a meaningful difference in patient lives with the solid fundamentals of growth and profitability.

[OPERATOR PROVIDES INSTRUCTIONS AS TO HOW QUESTIONS MAY BE ASKED.]

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[MANAGEMENT RESPONDS TO QUESTIONS AND CONCLUDES THE WEBCAST CONFERENCE CALL.]